EXHIBIT 99.1

February 26, 2013

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Third Quarter Financial Results

MIDLAND, TX – 2/26/13 -- Mexco Energy Corporation (AMEX: MXC) reported a net loss of $39,580 for the quarter ending December 31, 2012, the Company’s third quarter of fiscal 2013, a decrease from a net income of $50,961 for the same quarter of fiscal 2012.

Operating revenues in the third quarter of fiscal 2013 were $790,604, a 4% increase from $757,560 for the third quarter of fiscal 2012.

The average sales price for the quarter ending December 31, 2012 was $5.59 per Mcfe compared to $6.10 per Mcfe for the quarter ending December 31, 2011, a decrease of 8%.  Oil production increased 23% and gas production increased 10% during the third quarter of fiscal 2013 as compared to the third quarter of fiscal 2012.

For the nine months ended December 31, 2012, the Company reported a net loss of $102,034 compared to net income of $234,618 for the same period of fiscal 2012.  Operating revenues decreased 13% to $2,161,326 for the nine months ended December 31, 2012 from $2,482,415 for the same period of fiscal 2012.

The average sales price of oil and natural gas for the nine months ended December 31, 2012 was $5.44 per Mcfe compared to $6.33 per Mcfe for the quarter ending December 31, 2011, a decrease of 14%.  Oil production increased 14% and gas production decreased 3% for the nine months ended December 31, 2012 as compared to the same period of fiscal 2012.

On December 31, 2012, the Company purchased all of the outstanding ownership interests of TBO Oil & Gas, LLC, a Texas limited liability company which owns non-operated working interests producing primarily oil.  The cash purchase price of $1,150,000 was funded from our $4.9 million bank credit facility.  These interests cover approximately 280 wells located in 16 counties in Texas, New Mexico and North Dakota.

The Company participated in drilling a horizontal well in Ellis County, Oklahoma which on February 22, 2013 produced per day 803 barrels of oil, 143 barrels of water and 4,531,000 cubic feet of natural gas on a 21/64” choke.  The Company owns approximately a 1.2% working interest (.9% net revenue interest) in this well.  Tammy L. McComic, President of the Company, stated, “Although the Company has previously participated in several horizontal wells, this well is one in a growing trend toward horizontal oil wells of the Company and the industry.”  The Company has interests in horizontal oil wells in the Bakken of North Dakota and the Wolfcamp and Avalon-Bone Springs producing formations of Texas and New Mexico.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2012.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2012	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$105,175	$498,681
Accounts receivable:
Oil and gas sales	512,496	333,191
Trade	18,783	30,404
Prepaid costs and expenses	88,967	16,782
Total current assets	725,421	879,058

Property and equipment, at cost
Oil and gas properties, using the full cost method	33,838,836	31,840,059
Other	92,326	78,520
	33,931,162	31,918,579

Less accumulated depreciation, depletion and amortization	16,998,081	16,223,267
Property and equipment, net	16,933,081	15,695,312
	$17,658,502	$16,574,370

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$274,267	$402,098

Long-term debt	2,900,000	1,700,000
Asset retirement obligations	745,544	613,279
Deferred income tax liabilities	734,620	884,703

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,102,866 and 2,099,116 shares issued; 2,039,699 and 2,035,949 shares outstanding as of
December 31, 2012 and March 31, 2012, respectively	1,051,433	1,049,558
Additional paid-in capital	6,738,290	6,608,350
Retained earnings	5,539,793	5,641,827
Treasury stock, at cost - 63,167 shares as of
December 31, 2012 and March 31, 2012	(325,445)	(325,445)
Total stockholders' equity	13,004,071	12,974,290
	$17,658,502	$16,574,370

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2012	2011	2012	2011
Operating revenue:
Oil and gas	$781,426	$753,789	$2,139,609	$2,469,784
Other	9,178	3,771	21,717	12,631
Total operating revenues	790,604	757,560	2,161,326	2,482,415

Operating expenses:
Production	325,712	233,317	796,074	697,548
Accretion of asset retirement obligation	9,680	9,297	28,822	27,033
Depreciation, depletion, and amortization	283,498	223,181	774,814	702,362
General and administrative	250,183	227,928	779,161	723,489
Total operating expenses	869,073	693,723	2,378,871	2,150,432

Operating (loss) income	(78,469)	63,837	(217,545)	331,983

Other income (expenses):
Interest income	2	47	132	141
Interest expense	(13,078)	(5,854)	(34,704)	(22,735)
Net other expense	(13,076)	(5,807)	(34,572)	(22,594)

(Loss) income before provision for income taxes	(91,545)	58,030	(252,117)	309,389

Income tax (benefit) expense:
Current	-	(4,858)	-	124,880
Deferred	(51,965)	11,927	(150,083)	(50,109)
	(51,965)	7,069	(150,083)	74,771

Net (loss) income	$(39,580)	$50,961	$(102,034)	$234,618

(Loss) earnings per common share:
Basic	$(0.02)	$0.03	$(0.05)	$0.12
Diluted	$(0.02)	$0.03	$(0.05)	$0.12

Weighted average common shares outstanding:
Basic	2,036,938	2,026,011	2,036,277	2,028,626
Diluted	2,036,938	2,031,453	2,036,277	2,037,994